[PHAR-MOR LOGO HERE]                              Phar-Mor, Inc.
                                                  20 Federal Plaza West
                                                  P.O. Box 400
                                                  Youngstown, Ohio  44501-0400

                                                  330-740-2020
                                                  330-740-2985 FAX

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FOR IMMEDIATE RELEASE
---------------------
Contacts:
ShopKo Stores                            Phar-Mor
-------------                            --------
Jeffrey Jones                            Gary Holmes
Senior Vice President/CFO                Robinson, Lerer & Montgomery
414-496-7470                             212-484-7736
or
Paul Verbinnen/Judy Brennan
Sard Verbinnen & Co.
212-687-8080

               PHAR-MOR AND SHOPKO TERMINATE PLANNED COMBINATION

            CITE CONTINUING UNCERTAINTIES IN CONSUMMATING TRANSACTION:
                       COMPANIES WILL PURSUE GOALS SEPARATELY


     GREEN BAY, WI AND YOUNGSTOWN, OH, APRIL 2, 1997 - ShopKo Stores, Inc. (NYSE:SKO) and Phar-Mor, Inc. (NASDAQ:PMOR) said today that they have terminated by mutual agreement their planned business combination which was first announced in September 1996. The companies cited continuing uncertainties in consummating the transaction, stating they will pursue their respective goals separately.

     "We will continue to pursue other strategic opportunities that will allow us to build our market position and enhance the Phar-Mor concept," said Phar-Mor Chairman and Chief Executive Officer Robert Haft. "Phar-Mor remains an innovative retailer with a proven management team, two exciting new prototypes and a marketing campaign that continues to bring new customers into our stores every day."

     "While we continue to believe that a strategic combination would make sense, it became clear that the transaction as contemplated was not likely to be completed and that the continuing uncertainty is not in the best interests of our shareholders," said Dale P. Kramer. President and Chief Executive Officer of ShopKo Stores. "We wish the board and management of Phar-Mor well
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and intend to promptly turn our attention to addressing the strategic goals which the transaction sought to achieve. We are confident that those goals-- expanding both the scale and scope of our business and providing an exit strategy for SUPERVALU in a way that benefits remaining shareholders--can be achieved."

     Mr. Kramer continued, "ShopKo's track record of strong performance positions us well in today's marketplace. As we consider strategic alternatives to meet our goals, we will remain highly focused on achieving strong performance from our existing operations. We are very optimistic about the future of this company."

    ShopKo Stores, Inc. is a leading retailer operating 130 stores in 15 states, concentrated in the Upper Midwest, Mountain and Pacific Northwest states, and ProVantage, Inc., its wholly owned subsidiary, which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health decision support services (DSS).

     Phar-Mor, Inc. is retail drug store chain operating 103 stores in 18 states, concentrated in Ohio, Pennsylvania and Virginia.

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